EXHIBIT 99.1

IFMI REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

Fourth Quarter Net Income of $3.7 Million or $0.19 per Diluted Share

Fourth Quarter Adjusted Operating Income of $4.7 Million or $0.23 per Diluted Share

Full Year Adjusted Operating Income of $5.8 Million or $0.29 per Diluted Share

Full Year Total Operating Expenses Decreased $23.2 Million, or 29%, from 2013

Board Declares Dividend of $0.02 per Share

Sale of European Operations Expected to Close in First Half of 2015

Philadelphia and New York, March 5, 2015 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for its fourth quarter and year ended December 31, 2014.

•	Net income was $3.7 million, or $0.19 per diluted share, for the three months ended December 31, 2014, compared to net loss of $1.7 million, or $0.08 per diluted share, for the three months ended September 30, 2014, and net loss of $6.1 million, or $0.28 per diluted share, for the three months ended December 31, 2013. Net loss was $3.7 million, or $0.17 per diluted share, for the year ended December 31, 2014, compared to net loss of $19.9 million, or $1.08 per diluted share, for the year ended December 31, 2013. Excluding impairment of goodwill, net loss would have been $0.6 million for the year ended December 31, 2014.

•	Adjusted operating income was $4.7 million, or $0.23 per diluted share, for the three months ended December 31, 2014, compared to adjusted operating loss of $0.1 million, or $0.01 per diluted share, for the three months ended September 30, 2014, and adjusted operating loss of $6.4 million, or $0.32 per diluted share, for the three months ended December 31, 2013. Adjusted operating income was $5.8 million, or $0.29 per diluted share, for the year ended December 31, 2014, compared to adjusted operating loss of $17.7 million, or $1.00 per diluted share, for the year ended December 31, 2013. Adjusted operating income is not a measure recognized under US generally accepted accounting principles (“GAAP”). See Note 1 on page 4.

•	Revenue was $17.8 million for the three months ended December 31, 2014, compared to revenue of $10.6 million for the three months ended September 30, 2014, and revenue of $11.7 million for the three months ended December 31, 2013. Revenue was $55.8 million for the year ended December 31, 2014, compared to revenue of $57.5 million for the year ended December 31, 2013.

•	Total operating expenses were $55.5 million for the year ended December 31, 2014, compared to $78.6 million for the year ended December 31, 2013, a reduction of $23.2 million or 29%. Excluding the impairment of goodwill charge in 2014, the annual total operating expenses would have improved $26.3 million, or 33%, from 2013.

•	Compensation as a percentage of revenue was 43% for the three months ended December 31, 2014, compared to 63% for the three months ended September 30, 2014, and 82% for the three months ended December 31, 2013. Compensation as a percentage of revenue was 53% for the year ended December 31, 2014, compared to 82% for the year ended December 31, 2013. The number of employees was 111 as of December 31, 2014, compared to 118 as of September 30, 2014, and 148 as of December 31, 2013.

•	Non-compensation operating costs, excluding depreciation and amortization and impairment of goodwill, were $5.7 million for the three months ended December 31, 2014, compared to $4.3 million for the three months ended September 30, 2014, and $8.6 million for the three months ended December 31, 2013. Non-compensation operating costs, excluding depreciation and amortization and impairment of goodwill, were $21.5 million for the year ended December 31, 2014, compared to $30.0 million for the year ended December 31, 2013, a year-over-year reduction of 29%.

Lester Brafman, Chief Executive Officer of IFMI, said, “We are pleased that the execution of our strategic initiatives is starting to positively impact our operating results as IFMI reported its best quarterly adjusted operating income in over four years. The pending sale of our European subsidiaries is on track to close in the first half of 2015. Today, IFMI is beginning to realize the benefits of our team’s hard work, and we remain focused on positioning the Company for future success and value creation.”

Capital Markets Revenue

Net trading revenue was $8.2 million for the three months ended December 31, 2014, compared to $6.3 million for the three months ended September 30, 2014, and $6.0 million for the three months ended December 31, 2013. Net trading revenue was $28.1 million for the year ended December 31, 2014, compared to $38.5 million for the year ended December 31, 2013. The increase from prior quarter was primarily due to more trading revenue from the Company’s corporate groups, while the increase from prior year quarter was primarily due to more trading revenue from the corporate, SBA, and TBA groups. The decrease from prior year was primarily driven by the restructuring and consolidation of the Company’s U.S. broker-dealer operations in the second half of 2013, particularly the elimination of certain business lines and a significant reduction in the number of revenue producers from the prior year period.

New issue and advisory revenue was $2.2 million for the three months ended December 31, 2014, compared to $0.3 million for the three months ended September 30, 2014, and $1.2 million for the three months ended December 31, 2013. New issue and advisory revenue was $5.2 million for the year ended December 31, 2014, compared to $6.4 million for the year ended December 31, 2013. The increase from both prior quarter and prior year quarter was primarily due to European advisory fees received in the fourth quarter of 2014. The decrease from prior year was primarily due to the termination of the Company’s SPAC investment banking team in early 2014, partially offset by the European advisory fees received in the fourth quarter of 2014.

Principal Transactions Revenue

As of December 31, 2014, the Company’s principal investing portfolio had an aggregate fair value of $28.4 million, including investments in ten CLOs with an aggregate fair value of $21.5 million.

Principal transactions revenue was negative $0.3 million for the three months ended December 31, 2014, compared to $0.7 million for the three months ended September 30, 2014, and negative $2.7 million for the three months ended December 31, 2013. Principal transactions revenue was $2.5 million for the year ended December 31, 2014, compared to negative $10.6 million for the year ended December 31, 2013. The decrease from the prior quarter was primarily the result of negative mark-to-market adjustments on the Company’s CLO investments, as well as lower revenue recognized from the Company’s investment in EuroDekania in the fourth quarter of 2014. The increase from the prior year periods was primarily the result of the sale of the Star Asia entities in the first quarter of 2014, which eliminated a significant source of volatility in IFMI’s past financial results, as well as revenue recognized from the Company’s investment in EuroDekania.

Asset Management Revenue

Asset management revenue was $4.5 million for the three months ended December 31, 2014, compared to $2.7 million for the three months ended September 30, 2014, and $6.1 million for the three months ended December 31, 2013. Asset management revenue was $14.5 million for the year ended December 31, 2014, compared to $19.2 million for the year ended December 31, 2013. The increase from prior quarter was primarily the result of incentive fees in the Company’s European separate account business in the fourth quarter of 2014. The decrease from the prior year periods was the result of the successful auction and redemption of two of the Company’s managed CDOs and the transfer of several collateral management agreements for the Company’s legacy ABS-CDOs in 2014, which reduced CDO asset management fees in 2014. In addition, the decrease from the prior year was also due to the sale of the Star Asia entities in the first quarter of 2014, which included Star Asia Management Ltd, and the February 2013 conclusion of the three-year services agreement related to the 2010 sale of the Alesco 10-17 management contracts.

Other Revenue

Other revenue was $3.2 million for the three months ended December 31, 2014, compared to $0.5 million for the three months ended September 30, 2014, and $1.1 million for the three months ended December 31, 2013. Other revenue was $5.5 million for the year ended December 31, 2014, compared to $3.9 million for the year ended December 31, 2013. The increase from all periods was primarily the result of higher revenue share payments, particularly the revenue share related to the sale of the Star Asia Group.

Total Equity and Dividend Declaration

•	At December 31, 2014, total equity was $56.5 million, as compared to $61.2 million as of December 31, 2013.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on April 2, 2015, to stockholders of record on March 19, 2015.

Strategic Transaction: Sale of European Operations

As previously announced, the Company has entered into a definitive agreement to sell its European operations to C&Co Europe Acquisition LLC, an entity controlled by Daniel G. Cohen, President and Chief Executive of IFMI’s European operations and Vice Chairman of IFMI’s Board of Directors, for approximately $8.7 million. The transaction is subject to customary closing conditions and regulatory approval from the United Kingdom Financial Conduct Authority, and is expected to close during the first half of 2015.

Upon closing of the transaction, Mr. Cohen will resign as an officer from IFMI and will receive no termination compensation related to his resignation. Mr. Cohen will remain Vice Chairman of the IFMI Board of Directors and IFMI’s largest shareholder.

The European asset management business to be sold includes management agreements for the Dekania Europe I, II, and III CDOs and the management agreements for several European managed accounts. As of December 31, 2014, these European assets under management totaled approximately $834.1 million, which represented 19% of the Company’s total AUM. Although the manager of Munda CLO I will be part of the transferred business, the Munda CLO I management agreement will be held in trust for the benefit of IFMI. As of December 31, 2014, the Munda CLO I assets under management totaled approximately $723.4 million, which represented 17% of the Company’s total AUM. The European capital markets business consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through the Company’s subsidiary, Cohen & Company Financial Limited.

The combined European business to be sold, excluding Munda CLO I revenue and expenses, accounted for approximately $8.9 million of revenue and $1.9 million of operating loss for the year ended December 31, 2014, and approximately $2.1 million of net assets as of December 31, 2014.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 94675434, or request the IFMI earnings call. A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 94675434.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. In addition, IFMI has recently refocused on deploying additional capital into its Principal Investing portfolio, primarily through structured credit investments in the equity tranches of collateralized loan obligations. IFMI’s operating segments are Principal Investing, Capital Markets, and Asset Management. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has developed to encompass certain non-sponsored vehicles utilizing IFMI’s expertise in structured products. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of December 31, 2014, IFMI managed approximately $4.3 billion in credit-related fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) an inability to achieve projected integration synergies, and (l) the ability to close the sale of our European operations, which is conditioned upon a number of events and approvals. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13
Revenues

Net trading	$8,180	$6,327	$6,015	$28,056	$38,528
Asset management	4,493	2,740	6,052	14,496	19,239
New issue and advisory	2,215	286	1,159	5,219	6,418
Principal transactions	(336)	656	(2,684)	2,487	(10,577)
Other revenue	3,224	543	1,129	5,492	3,909

Total revenues	17,776	10,552	11,671	55,750	57,517

Operating expenses

Compensation and benefits	7,626	6,600	9,620	29,764	47,167
Business development, occupancy, equipment	955	904	1,546	3,896	5,817
Subscriptions, clearing, and execution	2,422	1,843	3,661	8,516	10,822
Professional services and other operating	2,296	1,537	3,439	9,062	13,410
Depreciation and amortization	254	251	369	1,103	1,405
Impairment of goodwill	—	—	—	3,121	—

Total operating expenses	13,553	11,135	18,635	55,462	78,621

Operating income (loss)	4,223	(583)	(6,964)	288	(21,104)

Non-operating income (expense)

Interest expense	(1,084)	(1,079)	(1,082)	(4,401)	(4,193)
Other non-operating income (expense)	—		(15)	—	(15)
Gain on repurchase of debt
Income from equity method affiliates	—	—	113	27	1,828

Income (loss) before income taxes	3,139	(1,662)	(7,948)	(4,086)	(23,484)
Income tax expense (benefit)	(575)	62	(1,804)	(414)	(3,565)

Net income (loss)	3,714	(1,724)	(6,144)	(3,672)	(19,919)
Less: Net income (loss) attributable to the noncontrolling interest	823	(469)	(2,132)	(1,087)	(6,601)

Net income (loss) attributable to IFMI	$2,891	$(1,255)	$(4,012)	$(2,585)	$(13,318)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Year Ended
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13
Basic
Net income (loss) attributable to IFMI	$2,891	$(1,255)	$(4,012)	$(2,585)	$(13,318)
Basic shares outstanding	14,954	15,067	14,477	14,999	12,340

Net income (loss) attributable to IFMI per share	$0.19	$(0.08)	$(0.28)	$(0.17)	$(1.08)

Fully Diluted
Net income (loss) attributable to IFMI	$2,891	$(1,255)	$(4,012)	$(2,585)	$(13,318)
Net income (loss) attributable to the noncontrolling interest	823	(469)	(2,132)	(1,087)	(6,601)

Net loss (income) attributable to the noncontrolling interest that is not converted	—	—	—	—	9
Adjustment (1)	202	26	665	185	876

Enterprise net income (loss)	$3,916	$(1,698)	$(5,479)	$(3,487)	$(19,034)

Basic shares outstanding	14,954	15,067	14,477	14,999	12,340
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324	5,324	5,324
Additional dilutive shares	106	—	—	—	—

Fully diluted shares outstanding	20,384	20,391	19,801	20,323	17,664

Fully diluted net income (loss) per share	$0.19	$(0.08)	$(0.28)	$(0.17)	$(1.08)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$4,223	$(583)	$(6,964)	$288	$(21,104)
Noncontrolling interest portion of PrinceRidge operating loss (income)	—	—	23	—	38
Depreciation and amortization	254	251	369	1,103	1,405
Impairment of goodwill	—	—	—	3,121	—
One-time cash compensation related to former Chairman and former CEO of PrinceRidge
Contribution to a legal settlement

IFMI share of incentive fees included in income from equity method investments			—
Share-based compensation	186	220	186	1,319	1,947

Adjusted operating income (loss)	$4,663	$(112)	$(6,386)	$5,831	$(17,714)

Fully diluted shares outstanding	20,384	20,391	19,801	20,323	17,664

Adjusted operating income (loss) per share	$0.23	$(0.01)	$(0.32)	$0.29	$(1.00)

(1)	An adjustment is included for the following reasons: (a) if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable; and (b) to adjust the non-controlling interest amount to be consistent with the weighted average share calculation.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2014 (unaudited)	December 31, 2013
Assets
Cash and cash equivalents	$12,253	$13,161
Receivables from brokers, dealers, and clearing agencies	1,636	1,846
Due from related parties	552	883
Other receivables	9,398	7,762
Investments - trading	126,748	117,618
Other investments, at fair value	28,399	26,877
Receivables under resale agreements	101,675	29,395
Goodwill	7,992	11,113
Other assets	7,434	8,395

Total assets	$296,087	$217,050

Liabilities
Payables to brokers, dealer, and clearing agencies	$48,013	$30,711
Due to related parties	—	—
Accounts payable and other liabilities	5,103	8,476
Accrued compensation	4,054	4,224
Trading securities sold, not yet purchased	48,740	49,504
Securities sold under agreements to repurchase	101,856	28,748
Deferred income taxes	3,888	4,530
Debt	27,939	29,674

Total liabilities	239,593	155,867

Temporary Equity
Redeemable noncontrolling interest
Equity
Voting nonconvertible preferred stock	5	5
Common stock	15	14
Additional paid-in capital	74,604	73,866
Accumulated other comprehensive loss	(772)	(636)
Accumulated deficit	(25,617)	(21,754)

Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	—	—

Total stockholders’ equity	48,235	51,495
Noncontrolling interest	8,259	9,688

Total equity	56,494	61,183

Total liabilities and equity	$296,087	$217,050

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, impairments of intangible assets and goodwill, share-based compensation expense, and the non-convertible non-controlling interest’s share of operating income (loss). Depreciation and amortization, impairments of intangible assets and goodwill, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and Chief Financial Officer	jgolden@joelefrank.com or jberg@joelefrank.com
investorrelations@ifmi.com